Exhibit 99.1

International Rectifier Fourth-Quarter Revenue up 9 Percent
over Prior Quarter with Strong Demand Momentum

Company Achieves Record Quarterly Revenue, Orders and Backlog

EL SEGUNDO, Calif., August 3, 2006 – International Rectifier Corporation (NYSE: IRF) today reported adjusted earnings of $33.8 million (or $0.47 per share) for the June quarter on revenue of $322.7 million. This compares to adjusted earnings of $28.1 million (or $0.39 per share) for the March quarter on revenue of $297.1 million. For the prior-year June quarter, adjusted earnings were $38.4 million (or $0.54 per share) on revenue of $281.8 million.

Adjusted earnings for the June 2006 quarter excluded $5.2 million of pretax severance and restructuring charges, $13.6 million of pretax gain from the sale of an equity investment, and $1.4 million of pretax expenses associated with the proposed convertible debt offering, subsequently withdrawn, and the company’s repatriation of special dividends under the American Jobs Creation Act of 2004. Adjusted earnings for the June 2006 quarter also excluded a $6.9 million tax expense from the repatriation of special dividends. For the March 2006 quarter, adjusted earnings excluded $3.3 million in pretax severance and restructuring charges. For the prior-year June 2005 quarter, adjusted earnings excluded $12.4 million in pretax severance and restructuring charges and $6.0 million in pretax charges from the accelerated vesting of employee stock options.

For the fiscal year just ended, adjusted net income was $117.7 million (or $1.64 per share) on revenue of $1.17 billion, compared to the prior-year adjusted net income of $167.3 million (or $2.30 per share) on revenue of $1.17 billion. Adjusted earnings for fiscal 2006 and 2005 excluded $15.9 million and $34.0 million, respectively, in pretax severance and restructuring charges. Also excluded are the gain and expenses, and tax impact from the special dividend repatriation in the fourth quarter in fiscal 2006, and the charge from the accelerated vesting of options in the fourth quarter of fiscal 2005, referenced above. A $3.5 million pretax stock option expense is included in the adjusted earnings beginning fiscal 2006 due to the adoption of Statement of Accounting Standards No. 123R.

On a GAAP basis, net income was $31.0 million (or $0.43 per share) for the June quarter versus $25.7 million (or $0.36 per share) in the March quarter and $24.7 million (or $0.35 per share) for the prior-year June quarter. On a GAAP basis for fiscal 2006, IR reported net income of $107.2 million (or $1.49 per share) compared to net income of $137.5 million (or $1.91 per share) for fiscal 2005.

Stock-based compensation expense lowered both the adjusted and GAAP EPS for the June 2006 quarter by $0.01 per share.

For the June quarter, gross margin was 39.6 percent versus 40.0 percent in the March quarter. IR reported gross margin of 43.5 percent in the year-ago June quarter.  Thirteen-week product backlog was $276 million at the end of the June quarter, up 12 percent over the prior quarter.

CEO Alex Lidow said, “Business conditions remained strong with backlog expanding to record levels, led by 27 percent order growth over the prior quarter. We were especially pleased with our largest business segment, Computing and Communications, which delivered 17 percent sequential revenue growth in the June quarter. This reflects the continued success we are having with ramping our fab capacity to support the largest program in the company’s history for a major next-generation game station, as well as new computing programs.”

In the June quarter, IR’s Focus Products revenue grew 8 percent quarter-on-quarter.

•                  Computing and Communications (C&C) revenue was up 17 percent over the prior quarter, led by strength in the latest generation of game stations from the top two manufacturers, as well as strength in the new generation of AMD and Intel-based servers.

•                  Energy-Savings Products (ESP) revenue was down 1 percent from the prior quarter, primarily due to the focus that was placed on the ramp of major programs in the C&C segment..

•                  Aerospace and Defense (A&D) revenue was up 3 percent over the prior quarter led by new commercial and military surveillance satellite programs.

In the Non-Focus Products group, revenue increased 11 percent over the March quarter due to strong end market conditions.

IR generated $87 million in cash from operations in the June quarter and $160 million for fiscal 2006. Total cash and cash investments were over $1 billion at the end of the June quarter.

A breakout of revenue and gross margin by segment follows for the periods shown:

Product Segment ($ in millions)	June 30, 2006	March 31, 2006	June 30, 2005
Computing & Comms (C&C)
Revenue	$117.8	$100.6	$89.5
Gross Margin	40.0%	39.6%	44.1%
Energy-Saving Products (ESP)
Revenue	$80.7	$81.4	$79.5
Gross Margin	48.1%	50.1%	55.3%
Aerospace & Defense (A&D)
Revenue	$37.3	$36.2	$32.4
Gross Margin	50.0%	48.1%	44.7%
Intellectual Property (IP)
Revenue	$10.3	$10.0	$10.1
Gross Margin	100.0%	100.0%	100.0%
FOCUS PRODUCTS
Total Revenue	$246.1	$228.2	$211.5
Gross Margin	46.7%	47.4%	51.1%

Non-Aligned Products (NAP)
Revenue	$28.9	$26.0	$27.1
Gross Margin	9.4%	10.7%	12.0%
Commodity Products (CP)
Revenue	$47.7	$42.9	$43.2
Gross Margin	21.2%	18.5%	25.8%
NON-FOCUS PRODUCTS
Total Revenue	$76.6	$68.9	$70.3
Gross Margin	16.8%	15.6%	20.5%

CONSOLIDATED TOTAL
Revenue	$322.7	$297.1	$281.8
Gross Margin	39.6%	40.0%	43.5%

OUTLOOK

For the September quarter, IR expects revenue to be up 5 to 7 percent over the prior quarter. IR’s backlog currently stands at more than 90 percent of target shipments. With higher absorption of new fab ramp-up costs, IR expects September-quarter gross margin to be flat to up 100 basis points sequentially.

CEO Alex Lidow stated, “IR is uniquely positioned over the next 12 months with a strong lineup of leading-edge products designed in by major technology companies worldwide. These opportunities are translating into strong business prospects, and IR is positioned to take advantage of them with the second phase of our aggressive capacity expansion nearing completion.  In calendar 2006, we will have added incremental production capacity of $200 to $300 million in annual revenue. In the new fiscal year, we look forward to significantly outperforming industry growth at higher levels of profitability for the company.”

GAAP Adjustment

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), IR also discloses adjusted or non-GAAP results of operations that exclude costs related to restructuring activities and certain one-time income/loss items, if any.  IR discloses both adjusted and actual results of operations to allow the users of its financial statements to assess the company’s operating results with and without charges associated with the company’s ongoing restructuring initiatives previously announced in December 2002, and with and without certain one-time income/loss items, if any. In connection with the restructuring activities, the company is de-emphasizing some parts of its commodity business and accelerating the move to its proprietary products and how they relate to its Focus Product segments.  The company expects to record severance and restructuring charges as incurred in accordance with SFAS 146, “Accounting for the Costs Associated with Exit or Disposal Activities”, through approximately calendar year-end 2006.

The following reconciles reported net income and earnings per share to adjusted net income and earnings per share for the fiscal quarters ended June 30, 2006, March 31, 2006, and June 30, 2005 (in thousands, except per share amounts):

	For the Fiscal Quarter Ended
	June 30, 2006	March 31, 2006	June 30, 2005
	(unaudited)	(unaudited)	(unaudited)

Net income	$31,004	$25,654	$24,693
Restructuring charges (net of tax)	3,007	2,427	9,268
Gain from sale of equity investment (net of tax)	(7,866)	—	—
Other charges (net of tax) (1)	788	—	—
Tax expense from the special dividend repatriation	6,895	—	—
Stock options accelerated vesting charge (net of tax)	—	—	4,479

Adjusted net income	$33,828	$28,081	$38,440

EPS, basic	$0.43	$0.36	$0.36
Effect of dilutive securities	—	—	(0.01)

EPS, diluted (2)	0.43	0.36	0.35
Restructuring charges (net of tax)	0.04	0.03	0.13
Gain from sale of equity investment (net of tax)	(0.11)	—	—
Other charges (net of tax) (1)	0.01	—	—
Tax expense from the special dividend repatriation	0.10	—	—
Stock options accelerated vesting charge (net of tax)	—	—	0.06

Adjusted EPS, diluted (2)	$0.47	$0.39	$0.54

Basic EPS shares	71,573	70,948	69,108
Effect of dilutive securities:
Stock options	999	666	2,012

Diluted EPS shares	72,572	71,614	71,120

(1)          Other charges consist of incremental legal and accounting costs of the proposed convertible debt offering which was subsequently withdrawn, and the special dividend repatriation under the American Jobs Creation Act of 2004.

(2)          The reported and adjusted diluted EPS for the fiscal quarters ended June 30, 2006, March 31, 2006, and June 30, 2005 did not include the effect from the conversion of the Company’s outstanding convertible subordinated notes into 7,439,000 shares of common stock (“the Effect”), as the Effect would have been anti-dilutive.

The following reconciles reported net income and earnings per share to adjusted net income and earnings per share for the fiscal years ended June 30, 2006 and June 30, 2005 (in thousands, except per share amounts):

	For the Fiscal Year Ended
	June 30, 2006	June 30, 2005
	(unaudited)	(unaudited)

Net income	$107,156	$137,460
Restructuring charges (net of tax)	10,766	25,387
Gain from sale of equity investment (net of tax)	(7,866)	—
Other charges (net of tax) (3)	788	—
Tax expense from the special dividend repatriation	6,895	—
Stock options accelerated vesting charge (net of tax)	—	4,479
Adjusted net income	117,739	167,326
Conversion of subordinated notes (net of tax)	—	9,838

Adjusted net income	$117,739	$177,164

EPS, basic	$1.51	$2.03
Effect of dilutive securities	(0.02)	(0.12)

EPS, diluted (4)	1.49	1.91
Restructuring charges (net of tax)	0.15	0.38
Gain from sale of equity investment (net of tax)	(0.11)	—
Other charges (net of tax) (3)	0.01	—
Tax expense from the special dividend repatriation	0.10	—
Stock options accelerated vesting charge (net of tax)	—	0.07
Effect of dilutive securities on adjusting items	—	(0.06)

Adjusted EPS, diluted (4)	$1.64	$2.30

Basic EPS shares	70,914	67,621
Effect of dilutive securities:
Convertible subordinated notes	—	7,439
Stock options	839	2,029

Diluted EPS shares	71,753	77,089

(3)          Other charges consist of incremental legal and accounting costs of the proposed convertible debt offering which was subsequently withdrawn, and the special dividend repatriation under the American Jobs Creation Act of 2004.

(4)          The reported and adjusted diluted EPS for the fiscal year ended June 30, 2006 did not include the effect from the conversion of the Company’s outstanding convertible subordinated notes into 7,439,000 shares of common stock (“the Effect”), as the Effect would have been anti-dilutive.  The reported and adjusted diluted EPS for the fiscal year ended June 30, 2005 included the Effect, which negatively impacted reported and adjusted diluted EPS by $0.06 and $0.10, respectively.

International Rectifier (NYSE:IRF) is a world leader in power management technology.  IR’s digital, analog and mixed signal ICs, advanced circuit devices, integrated power systems and components enable high performance computing and reduce energy waste in motors, the world’s single largest consumer of electricity.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management benchmarks to power their next generation products. For more information, go to www.irf.com.

The foregoing material includes some “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  The materials presented can be identified by the use of forward-looking terminology such as “anticipate”, “believe”, “estimate”, “may”, “should”, “will”, or “expects” or the negative or variations thereof, whether set out in the text of documents or in tables.  Such forward-looking statements include, among other things, our statements that (i) for our fiscal 2007 first-quarter, overall revenues will be up 5 to 7 percent over our fiscal 2006 fourth quarter; (ii)  for our fiscal 2007 first quarter, overall gross margin is expected to be flat to up 100 basis points; (iii) our expectation that current backlog and orders can be converted into revenues in the periods for which they are measured; and (iv) our expectation that stated design and program awards can be converted into revenues in the periods where they are being planned. Forward-looking statements are subject to a number of uncertainties and risks, and actual results may differ materially from those projected.  Factors that could affect the company’s actual results include the failure of customer programs and market demand to materialize as anticipated (and the product mix of those programs and demand); company and market impact due to the cancellation or delays in customer and/or industry programs and/or orders, whether or not due to industry conditions; the failure of our ability to timely and adequately align our capacity (whether or not through increasing capacity) or inventory with market demand or product mix; impacts on revenue and margin due to pricing pressures; impacts due to unexpected or greater than expected costs or delays associated with cost-reduction and restructuring efforts, including reductions in force and the transfer, discontinuance, divestiture or consolidation of product lines and equipment;

changes in assumptions or events that adversely affect the timing and realization of anticipated cost savings from cost reduction efforts, including restructuring plans; any adverse impact from quality and product disputes, claims, litigation, investigations, returns and recalls, and the costs of defense; introduction, acceptance, availability, and continued demand and growth of new and high-performance products; any adverse impacts from customer credit or bankruptcy issues;  impacts on our royalties from patent licensee redesign, a decline in sales by licensees (due to market conditions or otherwise), changes in product mix to non-infringing devices or our inability to obtain new licenses; greater than expected manufacturing and administrative costs; unfavorable results in connection with asset audit processes; changes in interest and investment rates; impacts on our business or financial condition due to changes in currency valuation; impact of changes in accounting methods and the timing of completion of necessary compliance certifications; the unfavorable impact of changes in laws and regulations, including tax, trade and export regulations and policies; impacts due to environmental compliance and/or regulation for our facilities; and other uncertainties disclosed in the company’s reports filed with the Securities and Exchange Commission, including its most recent reports on Form 10-K and 10-Q.  Additionally, to the foregoing factors should be added the financial, market, supply disruption and other ramifications of terrorist actions and natural disasters.

NOTE: A conference call will begin today at 5:15 p.m. Eastern time (2:15 p.m. Pacific time). Participants can join the call by dialing 212-896-6121 or by logging onto the Internet at http://investor.irf.com, http://www.vcall.com, or http://www.streetevents.com at least 15 minutes ahead of the start time. A replay of the call will be available from 7:15 p.m. Eastern time (4:15 p.m. Pacific time) on Thursday, August 3 until 7:15 p.m. Eastern time (4:15 p.m. Pacific time) on Tuesday, August 8. To hear the replay, call 800-633-8284 (for international callers 402-977-9140) and use reservation number 21261686, or use the websites listed above.

Company contact: Steve Harrison, 310.252.7731.

Website:  http://www.irf.com

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2006	2005	2006	2005

Revenues	$322,658	$281,768	$1,171,118	$1,174,424
Cost of sales	194,874	159,330	702,079	663,901
Gross profit	127,784	122,438	469,039	510,523

Selling and administrative expense	51,273	45,003	193,436	173,037
Research and development expense	30,410	24,497	111,418	104,876
Amortization of acquisition-related intangible assets	1,070	1,570	5,250	5,939
Impairment of assets, restructuring and severance charges	5,210	12,353	15,912	33,952
Other (income) expense, net	(11,934)	6,552	(9,023)	7,377
Interest (income) expense, net	(1,958)	(454)	(6,704)	1,274
Income before income taxes	53,713	32,917	158,750	184,068

Provision for income taxes	22,709	8,224	51,594	46,608
Net income	$31,004	$24,693	$107,156	$137,460

Net income per common share – basic	$0.43	$0.36	$1.51	$2.03

Net income per common share – diluted	$0.43	$0.35	$1.49	$1.91

Average common shares outstanding – basic	71,573	69,108	70,914	67,621

Average common shares and potentially dilutive securities outstanding – diluted	72,572	71,120	71,753	77,089

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	June 30,
	2006	2005

ASSETS
Current assets:
Cash, cash equivalents and cash investments	$603,779	$638,135
Trade accounts receivable, net	182,774	158,510
Inventories, net	214,094	177,560
Short-term deferred income taxes	23,353	34,784
Prepaid expenses and other receivables	51,456	53,387

Total current assets	1,075,456	1,062,376

Long-term cash investments	488,849	302,585

Property, plant and equipment, net	576,380	488,204

Other assets	364,338	370,379

Total assets	$2,505,023	$2,223,544

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank loans	$6,501	$18,168
Long-term debt, due within one year	627	163
Accounts payable	85,009	81,893
Accrued salaries, wages and commissions	57,643	33,344
Other accrued expenses	104,870	91,328
Total current liabilities	254,650	224,896

Long-term debt, less current maturities	617,540	547,259
Other long-term liabilities	28,501	26,186

Stockholders’ equity:
Common stock	71,988	69,826
Capital contributed in excess of par value of shares	925,603	854,045
Retained earnings	542,283	435,145
Accumulated other comprehensive income	64,458	66,187
Total stockholders’ equity	1,604,332	1,425,203
Total liabilities and stockholders’ equity	$2,505,023	$2,223,544